Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

Metals Acquisition Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Ordinary shares, par value $0.0001 per share	Rule 457(c)	836,819	$10.64	$8,903,754.16(2)	$147.60 per $1,000,000	$1,314.19
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts					$8,903,754.16		$1,314.19
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$1,314.19

(1)	Consists of 836,819 ordinary shares, par value $0.0001 per share (“Ordinary Shares”), of the Registrant registered for resale by certain selling securityholders named in this registration statement.
(2)

Estimated solely for purposes of calculating the amount of the registration fee, based on the average of the high and low prices of the Registrant’s Ordinary Shares reported as of December 19, 2023 on the New York Stock Exchange (such date being within five business days of the date that this registration statement was first filed with the Securities and Exchange Commission, in accordance with Rule 457(c) under the Securities Act of 1933, as amended).

Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered(1)	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
Equity	Ordinary shares, par value $0.0001 per share	54,803,246(2)	569,185,199.15	F-1	333-273088	August 22, 2023
Equity	Warrants to purchase Ordinary Shares	6,535,304(3)	—	F-1	333-273088	August 22, 2023
Equity	Ordinary shares, par value $0.0001 per share	8,838,260(4)	90,592,165	F-4	333-269007	May 11, 2023

(1)

Pursuant to Rule 416 under the Securities Act, the previous registration statements (File No. 333-273088 and File No. 333-269007) also cover any additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions with respect to the securities registered pursuant to such registration statement.

(2)

Consists of up to 54,803,246 Ordinary Shares registered for resale by the selling securityholders named in the combined prospectus included in this registration statement, comprising (i) 45,080,442 Ordinary Shares and (ii) 9,722,804 Ordinary Shares issuable upon exercise of warrants by holders thereof. The number of Ordinary Shares that may be sold in this offering is less than the number previously registered for resale as a result of sales, transfers and/or dispositions by certain selling securityholders since the initial effective date of the Form F-1.

(3)	Consists of up to 6,535,304 private warrants registered for resale by the selling securityholders named in the combined prospectus included in this registration statement.
(4)	Consists of up to 8,838,260 Ordinary Shares issuable upon the exercise of warrants by the holders thereof registered for issuance in the combined prospectus included in this registration statement.